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                                                                     EXHIBIT 5.1

                                          March    , 1997

Packard BioScience Company
800 Research Parkway
Meriden, Connecticut 06540

Re: Registration Statement on Form S-4 (333-24001)

Ladies and Gentlemen:

      We have acted as counsel for Packard BioScience Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (No. 333-24001), as amended (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to $150,000,000 aggregate principal amount of the Company's 9 3/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") to be issued in exchange for the Company's issued and outstanding
9 3/8% Senior Subordinated Notes due 2007 (the "144A Notes"), all as described in the Registration Statement.

      In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of such records, documents, certificates and other instruments including, but not limited to, (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) certain minutes of the corporate proceedings of the Board of Directors and shareholders of the Company, and (iv) the Indenture entered into by the Company and the Bank of New York and dated as of March 4, 1997 (the "Indenture"), and have made such investigation of law as in our judgment is necessary or appropriate to enable us to render the opinions expressed below.

      We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

      The opinions set forth below are based on, and limited to, the General Corporation Law of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction.

      Based on and subject to the foregoing, we are of the opinion that the Exchange Notes, when issued, authenticated and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability to general principles of equity including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and
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except to the extent that a waiver of rights under any usury law may be unenforceable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus included therein. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                          Very truly yours,


                                          DAY, BERRY & HOWARD